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                                                                    EXHIBIT 10.1

WITHOUT PREJUDICE

April 15, 2005

Michael J. Doty

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Dear Mike,

We confirm that we have mutually agreed that your employment with QLT will end effective April 15, 2005.

In consideration of your commitments described below, QLT will pay to you the amounts, and provide to you the benefits, set out in Section 5.2 and 5.3 of the Employment Agreement entered into between you and QLT and dated October 9, 2001 (the "Employment Agreement"). The payment of those amounts and the provision of those benefits is subject to Sections 5.4 and 5.5 of the Employment Agreement and to your compliance with certain other obligations set out in Sections 7 and 8 the Employment Agreement and outlined below. Until accepted by you, the offer set out in this letter agreement is made on a "without prejudice" basis.

      1. SALARY AND BENEFITS TO DEPARTURE DATE. You will continue to receive your regular base salary and benefits from the date of this letter up to and including April 15, 2005. Payment of your base salary will be made at the times and in the manner as it is presently paid.

      2.  PAYMENT IN LIEU OF FUTURE SALARY. Subject to adjustment pursuant to
          Section 5.5 of the Employment Agreement (which is described in paragraph 17 below), QLT will pay to you up to Cdn.$515,863.45 (less applicable statutory withholding taxes), being equivalent to 15 months' base salary. That amount will be paid in 30 equal bi-monthly installments of Cdn.$17,195.45 each (less applicable statutory withholdings), with the first installment being paid on April 30, 2005. Each of the bi-monthly payments made to you during the calendar year 2005 will be increased by 10% to compensate you for the tax differential payment you would otherwise have been entitled to had you remained employed by QLT through 2005.

      3. PRORATED 2005 BONUS. QLT will pay you an amount equal to Cdn.$54,165 (less applicable statutory withholding taxes) to compensate you for the cash incentive compensation that you would have been eligible to receive for the period from January 1, 2005 to April 15, 2005. This has been calculated as if 100% of your personal and the corporate goals for 2005 had been achieved.

      4. HEALTH BENEFITS AND COMPENSATION IN LIEU. QLT will continue all of your health-related benefits, other than short-term and long-term disability, until May 15, 2005. You will not be entitled to the full amount of your life insurance and accidental death and disability policies. Until May 15, 2005, the value of those policies will be limited by QLT's insurer to $250,000 each, which is less than the amount of insurance that you currently enjoy. Therefore, if you determine that you require coverage in excess of those amounts, you will be responsible to obtain that additional coverage yourself with an insurer of your choice and at your own cost.

          In addition, subject to Section 5.5 of the Employment Agreement, QLT will pay to you an amount equal to Cdn.$48,147.30 (less applicable statutory withholding taxes) to allow you to obtain, at your discretion, replacement health-related benefits. That amount will be paid in 28 equal bi-monthly


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          installments of Cdn.$1,719.54 each (less applicable statutory withholdings), with the first installment being paid on May 31, 2005.


      5. VACATION PAY. QLT will pay to you an amount equal to any then remaining accumulated vacation to which you may be entitled up to and including April 15, 2005.

      6. PAYMENT IN LIEU OF RRSP MATCHING PAYMENT. To compensate you for the RRSP matching payments you would otherwise have been eligible to receive from January 1 to April 15, 2005, QLT will pay to you an amount equal to Cdn.$8,250 less any amounts already contributed by QLT to you in 2005 under the QLT Sun-Life Group RRSP Plan and applicable statutory withholding taxes.

      7. STOCK OPTIONS. As we have mutually agreed to your departure, we consider your departure to be a "termination without cause" for the purpose of the vesting provisions in the stock option agreements previously entered into between you and QLT. As a result, 50% of your unvested stock options as of April 15, 2005 will automatically vest on that date. In addition, we agree to extend the period during which you may exercise your vested stock options to 12 months after termination of your employment. As a result, you will have until April 15, 2006 to exercise any stock options that are vested as of April 15, 2005. Except as modified by this paragraph 7 with respect to the exercise period of the stock options, the terms of the Stock Option Agreements and QLT's Employee Incentive Stock Option Plan will govern the vesting and exercise of any stock options which you may hold. We confirm that we have previously advised you to seek independent tax advice with respect to the personal tax consequences of the extension of the exercise period on the stock options and with respect to the holding and exercising of those stock options.

      8. OUTPLACEMENT ASSISTANCE. At QLT's cost, QLT will reimburse you for outplacement assistance to a maximum of Cdn.$10,000 to assist you in seeking alternate employment. The outplacement counseling provider must be reasonably satisfactory to QLT and, in order to be eligible for reimbursement, such services must be rendered before April 15, 2006.

      9. EXPENSE REIMBURSEMENT. QLT will reimburse you for all reasonable business related promotion, entertainment and/or travel expenses properly incurred by you up to and including April 15, 2005, provided such expenses are in accordance with QLT's policies and procedures and you maintain and remit to QLT proper accounts and documentation of those expenses upon request.

      10. CONFIDENTIALITY, IP AND RECORDS. You acknowledge and agree that you are currently bound by obligations of confidentiality and other obligations relating to QLT's intellectual property and records under
          Section 7 of the Employment Agreement and that such obligations survive the cessation of your employment with QLT and the termination of the Employment Agreement. You further acknowledge and agree that, prior to April 15, 2005, you will return to QLT all records or copies of records concerning QLT's activities, business interests or investigations made or received by you during your employment with QLT.

      11. NON-COMPETITION AND NON-SOLICIT. You agree that, until April 15, 2007, you will be bound by the non-competition and non-solicitation restrictions set out in Section 8.1 of the Employment Agreement.

      12. GOODWILL. You will at all times refrain from making any statement or taking any action which may reasonably be expected to have a negative impact on the goodwill, ongoing business, products, management of QLT or its subsidiaries or litigation in which QLT or its subsidiaries may be involved. QLT agrees to refrain from making any statement or taking any action which may be reasonably expected to have a negative impact on your goodwill or your ability to secure other employment.

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      13. TRANSITION PRIOR TO APRIL 15, 2005. Before the end of the day on April
          15, 2005, you will complete the transition activities separately agreed to between you and the President and Chief Executive Officer of QLT and otherwise transition any ongoing work and work contacts in the manner directed by the President and Chief Executive Officer of QLT.
          In addition, until April 15, 2005, you will continue to act in the best interests of QLT and refrain from making any commitments, decisions or external communications on behalf of QLT without the prior express consent of the President and Chief Executive Officer of QLT.

      14. TRANSITION SUPPORT. To the extent permitted by our external telecommunications provider, we will transfer to you the phone number currently associated with your QLT blackberry. We will also assist you in transferring your personal information, contact lists and address books, from your QLT laptop computer to a computer owned by you. We confirm that we have agreed upon an out-of-office and phone message that will be automatically sent to any persons attempting to contact you by e-mail. That out-of-office message will continue to be sent until June 15, 2005.

      15. LETTER OF REFERENCE. We confirm that we will provide you with a positive letter of reference in the form mutually agreed to between us. We also confirm that any verbal responses to reference enquiries that we receive from prospective employers will be consistent with that letter of reference.

      16. LOCKOUT PERIODS. After April 29, 2005, you will no longer be subject to QLT's employee lockout periods. However, you acknowledge that you will remain subject to the short-swing profit recovery and filing requirements of Section 16 of the Securities and Exchange Act through October 15, 2005 and will be subject to the applicable laws and regulations regarding insider trading.

      17. MITIGATION AND REDUCTION OF SEVERANCE AND BENEFIT PAYMENTS. Section
          5.5 of the Employment Agreement requires that you seek and, if available, accept, suitable alternate employment or contract(s) for services. If you obtain new employment or contract(s) for services of four weeks or longer, you are required to notify QLT of that fact in writing (referred to in Section 5.5 as the "New Employment Notice") within 5 working days of such an event and the following will apply:

          (a) Your entitlement to the compensation referred to in paragraphs 2 and 4 will cease as of the date on which your new employment or contract(s) for services commences;

          (b) Within 10 working days of receipt of the New Employment Notice, QLT will pay to you a lump sum amount equivalent to 50% of the amounts referred to in paragraphs 2 and 4 that would otherwise be owing to you for the period from the date of the New Employment Notice to June 30, 2006.

          We confirm that, absent an employment relationship or a contract to provide services other than as a director, we do not consider your acceptance of a director position on a board of directors of a company (including acceptance of corresponding directors fees) to constitute alternate employment or a contract for service within the meaning of
          Section 5.5.

ALL PAYMENTS MADE BY QLT TO YOU PURSUANT TO YOUR EMPLOYMENT AGREEMENT AND THIS LETTER AGREEMENT WILL BE SUBJECT TO ANY APPLICABLE STATUTORY WITHHOLDING TAXES.

As a condition of QLT making the above payments and providing the above benefits to you, you must sign and return to QLT on or before 4:00 p.m. on April 15, 2005, this letter and the Final Release attached as APPENDIX A to this letter agreement to acknowledge, as contemplated in Section 5.4 of the Employment Agreement, that QLT has no further obligations to you in respect of the Employment Agreement or your employment with QLT.

On behalf of QLT, I wish to thank you for your service to QLT and wish you the best of luck in your future endeavors.

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Yours very truly

QLT INC.

/s/ PAUL J. HASTINGS

Paul J. Hastings
President and Chief Executive Officer

In consideration of the payments to be made to me by QLT, I hereby agree to the foregoing terms this 15th day of April, 2005. I also confirm that I have received independent legal advice in connection with this letter.

/s/ Michael J. Doty
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MICHAEL J. DOTY